EXHIBIT 10.30


                    EXECUTIVE EMPLOYMENT AGREEMENT


     This Executive Employment Agreement (this "Agreement") is made and entered into this 20th day of April, 1999, by and between KARL
F. ARLETH ("Executive") and EUROGAS, INC., a Utah corporation
("EuroGas" or the "Company"), based on the following:

     The Board of Directors of EuroGas (the "Board") has determined that it is in the best interests of EuroGas and its shareholders for EuroGas to employ the Executive and to provide the Executive with compensation and benefits arrangements which ensure that his expectations with respect to compensation and benefits will be satisfied and which are competitive with those of other corporations.

                              Agreement

     NOW, THEREFORE, based on the foregoing premises, which are incorporated herein by reference, and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefit to the parties to be derived herefrom, it is hereby agreed as follows:

     1.   Employment and Term.

          (a) EuroGas hereby employs Executive and Executive hereby accepts employment upon the terms and conditions set forth herein. The term of employment of the Executive under this Agreement will commence on April 20, 1999, or such earlier date as mutually agreed, and will end at midnight, London, England time, on the third anniversary of the date the term of employment commences; provided, however, that such term shall automatically be extended for an additional three-year period commencing on the third anniversary of the date hereof unless Executive or EuroGas by written notice to the other not less than 60 days prior to such anniversary notifies the other that the term hereof shall not be so extended (such term of employment, as the same may be extended from time to time as provided herein, is referred to in this Agreement as the "Employment Period").

          (b) During the Employment Period, Executive will serve as EuroGas' President and Chief Executive Officer, reporting to the Chairman of the Board of Directors. Executive shall have full authority to manage and operate the Company with the concurrence of the Board of Directors. Executive shall be appointed a director of the Company promptly upon his assuming his position. The Company shall take all necessary action to cause Executive to be elected a member of the Board of Directors at such time as he is required to be elected by the shareholders to the Board of Directors. Executive shall serve as a member of the Board and the Executive Committee of the Board at all times during the Employment Period. Executive agrees to serve as President and Chief Executive Officer of EuroGas and agrees to perform such duties appropriate for such offices as may be assigned to him from time to time by the Chairman of the Board and as described in the bylaws of EuroGas, reporting to the Chairman of the Board and subject to the oversight of the Board of Directors.

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          (c)  The Executive shall have the right to nominate
     individuals for election to the Board of Directors of the Company.

          (d) During the Employment Period, the Executive shall reside in London, England and the services to be provided by him hereunder shall be performed in London, England and in such other locations as EuroGas has offices and operations. Executive shall undertake travel as is necessary for the business at the Company's expense, by business class or better.

     2.   Performance of Services.

          (a) During the Employment Period, Executive agrees to perform faithfully the duties of President and Chief Executive Officer, to devote his full and undivided business time, attention, and services to the business of EuroGas; provided, however, that nothing herein shall restrict Executive from conducting incidental personal business that does not conflict with his obligations under the terms of this Agreement or from investing in the equity of any other entity (whether public or private), in any amount Executive deems advisable in his sole discretion, even if such other entity is indirectly in competition with EuroGas or any of its subsidiaries;

          (b) Executive shall observe and comply with the commercially reasonable operating rules and regulations of EuroGas respecting its business and shall carry out and perform such lawful orders, directions, and policies of EuroGas as they may be from time to time communicated to Executive by the Chairman of the Board of Directors either orally or in writing.
      Executive shall make good faith efforts to observe and comply with all applicable rules, regulations, and laws governing the business of EuroGas known to Executive.

     3.   Exclusivity of Services and Nondisclosure of Confidential
          Information.

          (a) Executive agrees that, in the event the Executive voluntarily terminates his employment with EuroGas during the Employment Term, other than for Good Reason (as defined below), or is terminated by EuroGas for Cause pursuant to Subsection 6(a), for a period ending on the first anniversary of the termination of the Employment Period:

               (i) he will not engage in any Covered Activity (as defined below) in competition with the business of EuroGas or any of its subsidiaries (the "EuroGas Group"), directly or indirectly, in the Covered Area (as defined below), whether as employer, director, officer, employee, consultant, or agent, except that it is expressly understood that Executive may invest in the equity of any other entity, in whatever amount he deems advisable in his sole discretion, even if such entity is directly or indirectly in competition with the business of EuroGas or any of its subsidiaries;

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               (ii) he will not solicit, in competition with the
          EuroGas Group, any person who is a customer of the business conducted by the EuroGas Group and to whom EuroGas provides contracts or services related to any Covered Activity in the Covered Area at any time during the Employment Period; and

               (iii) he will not induce or attempt to persuade any employee of the EuroGas Group to terminate his or her employment relationship in order to enter into employment with any party engaged in any Covered Activity in the Covered Area in competition with the EuroGas Group.

          (b) Executive further agrees that he will not, at any time during the Employment Period or at any time after the termination of this Agreement, irrespective of the time, manner, or cause of termination, use, disclose, copy, or assist any other person or firm in the use, disclosure, or copying of any trade secrets or other Confidential Information, as defined below, of the EuroGas Group, except to the extent authorized in writing by EuroGas or as required in connection with the due and proper performance of his duties under this Agreement.
     Upon termination of his employment hereunder, Executive will surrender to EuroGas all records and other documents containing Confidential Information, as defined below, obtained by him or entrusted to him during the course of his employment by EuroGas (together with all copies thereof); provided, however, that Executive may retain copies of such documents as are necessary for Executive's personal records for income tax and other personal purposes. For purposes of this Section 3, "Confidential Information" shall be defined as proprietary information about the business of the EuroGas Group which has not been published or is not generally or publicly known outside the EuroGas Group, or has not been recognized as standard practice outside the EuroGas Group. The provisions of this Subsection 3(b) shall remain in effect for a period of three (3) years subsequent to the termination of the Employment Period.

          (c) The following provisions shall apply to the covenants of Executive contained in this Section 3:

               (i) The activities in which the Executive will be restricted from engaging pursuant to Subsection 3(a) above (the "Covered Activities") will consist of the exploration for, and development and production of, oil and gas reserves, including coal bed methane gas reserves.

               (ii) The covenants contained in clauses (i) and (ii) of Subsection 3(a) shall apply in the area (the "Covered Area") within 100 miles of any location where EuroGas is actively engaged in conducting any Covered Activity at the termination of the Employment Period and those locations in which the EuroGas Group has publicly or internally issued written plans to conduct such activities which have been approved by the Board of Directors of EuroGas prior to the termination of the Employment Period.

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               (iii) Executive agrees that a breach or threatened
          breach on his part of any covenant contained in this
          Section 3 will cause such damage to EuroGas as will be irreparable. Therefore, without limiting the right of EuroGas to pursue all other legal and equitable remedies available for violation by Executive of the covenants contained in this Section 3, it is expressly agreed that remedies other than injunctive relief cannot fully compensate the EuroGas Group for such a violation and that EuroGas and the EuroGas Group shall be entitled to seek injunctive relief to prevent any such violation or continuing violation thereof.

               (iv) It is the intent and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce the covenants contained in this Section 3, any term, restriction, covenant, or promise contained therein is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant, or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

               (v) The Executive shall not be subject to the restrictions set forth in Subsection 3(b) with respect to information which (A) was in Executive's possession or was known to him prior to his receipt of it; (B) was subsequently independently developed by Executive without the use of such Confidential Information; (C) has become part of the public domain by publication or otherwise without Executive's fault; (D) is required to be disclosed by court, government order or regulation; (E) is approved for disclosure or use by the Company.

     4. Compensation and Benefits. For all services rendered by Executive pursuant to this Agreement, EuroGas shall compensate
Executive as follows:

          (a) As annual compensation for Executive's services hereunder, in accordance with its normal payroll practices, EuroGas agrees to pay Executive during the Employment Period a base salary of US$400,000 per annum, payable in equal semi-monthly installments, with any annual increase (should there be one), as shall be determined in the sole discretion of the Board of Directors of EuroGas or the designated compensation committee thereof, taking into consideration the performance of EuroGas and its subsidiaries, and the contribution of Executive to such performance, and such other factors as the Board of Directors or the designated compensation committee thereof may deem appropriate. In addition, the rate of salary may be further or otherwise increased at any time and in such amount as the Board of Directors or the designated compensation committee thereof may determine appropriate. In no event may the base salary of the Executive be decreased at any time during the Employment Period without the prior written consent of the Executive.

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          (b)  EuroGas may provide to Executive such money bonuses
     and additional grants of stock options as shall be determined appropriate in the sole discretion of the Board of Directors or the designated compensation committee thereof, taking into consideration the performance of EuroGas and its subsidiaries, and the contribution of Executive to such performance, or such other factors as the Board or the designated compensation committee thereof may deem appropriate.

          (c) Upon the execution hereof, EuroGas shall grant to Executive an option to acquire 1,000,000 shares of common stock of EuroGas at a per share exercise price of fair market value on the date of grant at any time prior to ten years from date of grant. Such option shall vest and Executive shall have the right to exercise the full amount of such option beginning January 1, 2000 (the "Vesting Date"). No later than the Vesting Date all shares of common stock issuable upon the exercise of the option shall be registered by an effective registration statement on Form S-8 kept current by EuroGas until at least three months after such time as the options are no longer exercisable or have all been exercised. The option granted to the Executive shall not be subject to forfeiture except as expressly provided herein. Executive and EuroGas shall enter into a mutually acceptable stock option agreement containing the foregoing provisions among others within a reasonable period after the execution of this Agreement.

          (d) Executive shall receive a housing allowance or housing reasonably acceptable to Executive. In either case, housing shall be in the form of a furnished rental apartment in an area of London, England reasonably acceptable to Executive and the Company. If Executive receives a housing allowance, it shall be in an amount not less than US$1,750.00 per week (the "Housing Allowance"). Executive shall also receive an allowance for commodities and services in an amount not less than US$600.00 per week (the "Commodities and Services Allowance"). With respect to the Commodities and Services Allowance and the Housing Allowance, Executive shall also receive a tax make up from the Company such that Executive will receive the Commodities and Services Allowance and the Housing Allowance net (or value of the housing supplied by the Company, if such be the case) of all taxes due on such amounts.

          (e) EuroGas shall include Executive as a participant in any stock option or benefit plans hereinafter adopted, including but not limited to, incentive stock option plans, director stock option plans, or 401k retirement plans in accordance with the most favorable plans, practices, programs, and policies of EuroGas in effect for similarly situated executives. However, EuroGas shall not be required to adopt any such plans.

          (f) EuroGas shall provide to Executive in London, England suitable executive offices and facilities appropriate for Executive's position and suitable for the performance of Executive's responsibilities.

          (g) Executive shall be entitled to vacation of at least four weeks in any calendar year or such greater period of time as may be mutually agreed by EuroGas and the Executive. Vacations shall be taken by Executive at any time and with starting and ending dates mutually convenient to EuroGas and Executive. Vacations or portions of vacations not used in one employment year shall carry over to the succeeding employment year, but shall thereafter expire if not used within such succeeding year.

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          (h)  EuroGas shall reimburse Executive for all proper
     expenses incurred by him in the performance of his duties hereunder.

          (i) The Company shall pay Executive's relocation expenses from the United States to London.

       (j) To the extent EuroGas has such plans, practices, programs and policies, EuroGas shall provide Executive, at EuroGas' expense, with life and disability insurance policies in accordance with the most favorable plans, practices, programs, and policies of EuroGas in effect for similarly situated executives. To the extent EuroGas has such plans, practices, programs and policies, EuroGas shall further provide to Executive incentive, retirement, pension, profit sharing, stock option, or other employee benefit plans which are consistent with and similar to such plans provided by EuroGas to its executive employees generally in accordance with the most favorable plans, practices, programs, and policies of EuroGas in effect for similarly situated executives. Executive shall also have the right to participate in any other employee benefit programs provided by the EuroGas Group in accordance with the most favorable plans, practices, programs, and policies of EuroGas in effect for similarly situated executives.

          (k) EuroGas shall make available to Executive the services of Ernst & Young to assist Executive in his tax return preparation in light of Executive's status as an expatriate.
     Any cost shall be borne by the Company.

          (l) EuroGas shall make low-cost loans to Executive to make purchases of the stock of the Company in a principal amount to be determined at a later date and mutually agreed, which shall be repaid on terms reasonably acceptable to Executive and mutually agreeable to Executive and the Company agreed upon at the time any such loans are made.

          (m) EuroGas shall assume and pay reasonable dues of Executive in local, state, and national societies and associations, and in such other clubs and organizations, as shall be approved and authorized by the board of directors of EuroGas.

          (n) EuroGas shall withhold from Executive's compensation hereunder all proper federal and state payroll taxes and income taxes on compensation paid to Executive and shall provide an accounting to Executive for such amounts withheld.

          (o) EuroGas shall reimburse Executive for legal expenses incurred by him in the preparation and negotiation of this Agreement.

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          (p)  The Company will reimburse Executive (with an amount
     net of U.S. taxes) for foreign taxes to the extent such taxes exceed Executive's U.S. taxes.

     5.   Continuation of Compensation During Disability.

          (a) If Executive is unable to perform his services by reason of total disability (as determined in accordance with Subsection 5(b) below), Executive shall be entitled to all of the compensation and benefits, as provided in Section 4 hereof for one year from the date of such total disability. If such total disability does not cease to exist by the end this one year period, Executive and EuroGas may thereupon terminate this Agreement, in accordance with Subsection 6(b).

          (b) For purposes of this Agreement, determination of whether Executive is or is not totally disabled shall be made as follows:

               (i) Executive's inability, physical or mental, for whatever reason, to be able to perform his duties to the Company shall be total disability; and

               (ii) If any difference shall arise between the Company and Executive as to whether he is totally disabled, such difference shall be resolved as follows:
          Executive shall be examined by a physician appointed by the Company and a physician appointed by Executive. If said two physicians shall disagree concerning whether Executive is totally disabled, that question shall be submitted to a third physician, who shall be selected by such two physicians. The medical opinion of such third physician, after examination of Executive and consultation with such other two physicians, shall decide the question.

     6.   Termination of Agreement.

          (a) Termination by EuroGas for Cause. EuroGas shall have the right, without further obligation to Executive other than for compensation previously accrued, to terminate this Agreement for cause ("Cause") by showing that (i) Executive has materially breached his obligations under Subsection 3(b) hereof which breach has not been cured within 30 days after notice thereof from EuroGas to the Executive; or (ii) Executive has been convicted of fraud, embezzlement, theft, or dishonesty or other criminal conduct against EuroGas, Executive has been convicted of sexual harassment of an employee of EuroGas or a supplier or vendor of EuroGas, or Executive has been grossly negligent in the performance of his duties.

          (b) Termination Upon Death or Disability of Executive. This Agreement shall terminate immediately upon Executive's death. If this Agreement is terminated as a result of Executive's death, EuroGas shall continue to provide Executive's estate with all of the compensation provided in
     Section 4 until the first anniversary of such termination and the benefits provided in Subsection 6(c)(B) below. This Agreement may be terminated in accordance with Subsection 5(a) if Executive becomes totally disabled, as defined in Subsection 5(b). If this Agreement is terminated because of Executive's total disability, EuroGas shall have no obligation to provide further compensation to the Executive except for compensation previously accrued, provided that Executive shall receive the benefits provided in Subsection 6(c)(B) below.

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          (c)  Termination by Executive for Cause, for Good Reason;
     Termination by EuroGas for Any Other Reason. Executive shall have the right to terminate this Agreement in the event of (i) EuroGas' breach of any covenant or term of this Agreement, but only if EuroGas fails to cure such breach within thirty (30) days following the receipt of notice by Executive setting forth the conditions giving rise to such breach; (ii) an assignment to Executive of any duties inconsistent with, or a significant change in the nature or scope of, Executive's authority or duties from the authority and duties held by Executive as of the date hereof and as increased from time to time, including the removal, replacement, or non-election of Executive as a member of the Board or nonappointment of Executive to the Executive Committee; (iii) the failure by EuroGas to obtain the assumption of the commitment to perform this Agreement by any successor corporation; or (iv) upon a Change in Control (as defined below) (any such grounds for termination by the Executive being hereafter referred to as "Good Reason").

          If this Agreement is terminated pursuant to this Subsection 6(c), the Executive shall be entitled to receive all compensation previously accrued and the following amounts and benefits:

               (A) the amount of base salary that would have been paid to Executive pursuant to the provisions of this Agreement for one year, such amounts to be payable at the same and under the same terms and conditions as would have been applicable had Executive's employment continued;

               (B) effective as of the date of termination, (x) immediate vesting and exercisability of, and termination of any restrictions on sale or transfer (other than any such restriction arising by operation of law) with respect to each and every stock option, restricted stock award, restricted stock unit award and other equity-based award and performance award (each a "Compensatory Award") that is outstanding as of a time immediately prior to the date of termination, including, but not limited to, the option referred to in Subsection 4(d) hereof, and (y) the extension of the term during which each and every Compensatory Award may be exercised by the Executive in accordance with the 1996 Stock Option and Award Plan of EuroGas which provides that after employment has been terminated, Executive has three months to exercise an option unless such termination results from death or disability of Executive (and employee dies prior to or within three months of termination) in which event, in the case of disability, Executive shall have a one year period following termination in which to exercise the option and in case of death, the option must be exercised within six months after the issuance of letters testamentary or administration or the appointment of an administrator, executor, or personal representative but not later than one year after the date of termination of employment.

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     The Executive shall also be entitled to the foregoing
compensation if EuroGas terminates or purports to terminate this Agreement other than as expressly permitted pursuant to Subsections 6(a) and (b) hereof.

          (d) "Change in Control" shall mean (i) the date of public announcement that a person has become, without the approval of the Company's Board of Directors, the beneficial owner of 20% or more of the voting power of all securities of the Company then outstanding; (ii) the date of the commencement of a tender offer or tender exchange by any person, without the approval of the Company's Board of Directors, if upon the consummation thereof such person would be the beneficial owner of 20% or more of the voting power of all securities of the Company then outstanding; or (iii) the date on which individuals who constituted the Board of Directors of the Company on the date this Agreement was adopted cease for any reason to constitute a majority thereof, provided that any person becoming a director subsequent to such date whose election or nomination was approved by at least three quarters of such incumbent Board of Directors shall be considered as though such person were an incumbent director.

     7. Indemnification. EuroGas shall indemnify Executive and hold Executive harmless from liability for acts or decisions made by Executive while performing services for EuroGas to the greatest extent permitted by applicable law and shall enter into an indemnification agreement with Executive to that effect within a reasonable time after the execution of this Agreement. EuroGas shall use its best efforts to obtain coverage for Executive under any insurance policy now in force or hereafter obtained during the term of this Agreement insuring officers and directors of EuroGas against such liability.

     8. Notice. Any notice or request required or permitted to be given hereunder shall be sufficient if in writing and delivered personally, sent by facsimile transmission, or sent by registered mail, return receipt requested, to the addresses hereinabove set forth or to any other address designated by either of the parties hereto by notice similarly given. Such notice shall be deemed to have been given upon such personal delivery, facsimile transmission, or mailing, as the case may be, to the addresses set forth below:

          If to Executive, to:     Karl F. Arleth
                         c/o Ira S. Nordlicht, Esq.
                         Nordlicht & Hand
                         Olympic Tower
                         645 Fifth Avenue
                         New York, New York   10022

          With a copy to:     Ira S. Nordlicht, Esq.
                         Nordlicht & Hand
                         Olympic Tower
                         645 Fifth Avenue
                         New York, New York   10022
                         Fax: (212)  421-0499
                         Confirmation: (212)  421-6500

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          If to EuroGas, to:  Chairman of the Board of Directors
                         EuroGas, Inc.
                         435 West Universal Circle
                         Sandy, Utah   84070
                         Fax:  (801)  255-2005
                         Confirmation: (801)  255-0862

          With a copy to:     David B. Finlay, Esq.
                         Finlay Livingstone Bancroft
                         1006-100 Park Royal
                         West Vancouver, B.C.
                         V7T IA2
                         Canada
                         Fax: (604)  925-1067
                         Confirmation: (604)  925-1958

     9.   Successors.

          (a) This Agreement is personal to the Executive and without the prior written consent of EuroGas shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

          (b) This Agreement shall inure to the benefit of and be binding upon EuroGas and its successors and assigns.

          (c) EuroGas will require any successor (whether direct or indirect, by purchase merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of EuroGas to assume expressly and agree to perform this Agreement in the same manner and to the same extent that EuroGas would be required to perform it if no such succession had taken place. As used in this Agreement, "EuroGas" shall mean EuroGas as hereinabove defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

     10. Attorneys' Fees. In the event that any action, suit, arbitration, or other proceeding is instituted concerning or arising out of this Agreement, the prevailing party shall be entitled to recover all of such party's costs, including reasonable attorneys' fees, incurred in each and every such action, suit, arbitration, or other proceeding, including any and all appeals or petitions therefrom.

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     11.  Validity of Provisions and Severability.  If any provision of this Agreement is, or becomes, or is deemed invalid, illegal, or unenforceable in any jurisdiction, such provision shall be deemed amended to conform to the applicable jurisdiction, or if it cannot be so amended without materially altering the intention of the parties, it will be stricken. However, the validity, legality, and enforceability of any such provisions shall not in any way be effected or impaired thereby in any other jurisdiction and the remainder of this Agreement shall remain in full force and effect.

     12. Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties pertaining to the subject matter of this Agreement. This Agreement supersedes all prior agreements, if any, any understandings, negotiations, and discussions, whether oral or written. No supplement, modification, waiver, or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby.

     13. Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the state of Utah.

     14. Authority. Prior to, or simultaneous with, and as a condition to the execution of this Agreement, EuroGas shall provide Executive with a resolution of the Board of Directors of EuroGas authorizing the execution, delivery and performance of this Agreement on the terms set forth herein certified by the Secretary of EuroGas.

     15. Survival. The provisions of Subsection 3(b) and Sections 6 and 13 shall survive the termination of this Agreement.


        THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK

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     IN WITNESS WHEREOF, EuroGas has caused this Agreement to be signed by its duly authorized officer and Executive has signed this Agreement as of the date first above written.

                         EuroGas:

                               EUROGAS, INC.


                               By:         /S/          4/26/99
                                   ----------------------------
                               Name:
                               Title:


                         Executive:


                                            /S/         4/20/99
                                   ----------------------------
                                    Karl F. Arleth

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